EXHIBIT 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Tessera Confidential

Immunity Agreement

This Agreement (hereafter “Agreement”) is entered into as of the 24 day of January, 2002 (“Effective Date”), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA, 95134, USA and the Tessera Affiliates (“Tessera”) and SHARP CORPORATION, a corporation organized under the laws of Japan having a principal place of business at 22-22 Nagaike-cho, Abeno-ku, Osaka 545-8522 Japan and the Sharp Affiliates (“Sharp”) with reference to the following facts:

Recitals

WHEREAS Tessera owns patent rights to certain Face Up semiconductor integrated circuit (“IC”) package types;

WHEREAS, there is pending litigation in the United States International Trade Commission and in a Federal District Court between Sharp and Tessera relating to certain Tessera patents; and

WHEREAS, Tessera and Sharp wish to settle these actions by Sharp paying a one time settlement fee under the terms of a Settlement Agreement and by Tessera granting an immunity for Sharp’s shipment of Subject Products in return for a fee and royalty payments from Sharp to Tessera under the terms of this Agreement.

THEREFORE, Tessera and Sharp (herein collectively referred to as “Parties” or singularly referred to as “Party”) agree to the following terms:

I. Definitions. As used herein, the following terms shall have the following meaning:

A. The term “Subject Products” means “Flexible Substrate Face Up Package” and “Sharp Current CSP.”

B. The term “Flexible Substrate Face Up Package” means any IC product that has a grid array package that incorporates at least one IC device, each such IC device having electrical bond pads on a front surface, where such bond pad-bearing front surface faces away from a package substrate that is flexible prior to assembly and the grid array has at least one external package contact located underneath the periphery of the IC.

C. “Sharp Current CSP” means any IC product that has been the subject of the above-referenced litigation in the United States International Trade Commission and in the Federal District Court.

D. The term “Tessera Patent” means all letters patents and utility models and applications therefor related to the Subject Products assigned to, under obligation of assignment to or otherwise owned in whole or in part by Tessera in all countries of the world that have issued prior to the expiration of this Agreement, including all such re-issues, re-examinations, continuations,

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continuations-in-part, divisionals, and all corresponding foreign patents. Within thirty (30) days of a request by Sharp, Tessera will provide a list of such issued Tessera Patents.

E. The term “Sharp Patent” means all letters patents and utility models and applications therefor related to the Subject Products, excluding stacked chip package technology, assigned to, under obligation of assignment to or otherwise owned in whole or in part by Sharp in all countries of the world that have issued prior to the expiration of this Agreement, including all such re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents. Within thirty (30) days of a request by Tessera, Sharp will provide a list of such issued Sharp Patents.

F. The term “Sharp Affiliate” means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Sharp. A company shall be considered a Sharp Affiliate only so long as such majority ownership or control exists. Sharp shall be ultimately responsible for the actions of the Sharp Affiliates pursuant to this Agreement.

G. The term “Tessera Affiliate” means any company, which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists. Tessera shall be ultimately responsible for the actions of the Tessera Affiliates pursuant to this Agreement.

H. The term “Billable Pin” means any electrical connection to an IC bond pad made or contained in any Subject Product hereunder.

I. The term “Settlement Agreement” means the Agreement between Tessera and Sharp entered into in settlement of pending litigation between Tessera and Sharp in the United States International Trade Commission, entitled Certain Semiconductor Chips With Minimized Chip Package Size and Products Containing Same, Investigation No. 337 – TA-432 and in the United States District Court in the Northern District of California, entitled Tessera, Inc. v. Sharp Corporation and Sharp Electronics Corporation, Case No. 00-20337 JAW.

II. Covenant Not to Sue

A. Covenant from Tessera to Sharp: Subject to the terms and conditions set forth in and during the term of this Agreement, and as consideration for the Settlement Agreement, Tessera hereby covenants not to sue Sharp under Tessera Patents for the manufacture, use, sale, or offer for sale of Subject Products by Sharp anywhere in the world and further for the manufacture by others of Subject Products for Sharp’s use, sale or offer for sale. Tessera also hereby covenants not to sue any other entity, such as Sharp’s customers, for its use, sale, offer for sale or incorporation into products of Subject Products purchased from Sharp. Tessera agrees that all rights under the Tessera Patents are exhausted (1) for all Subject Products sold prior to the date of this Agreement in accordance with the Settlement Agreement and (2) for each Subject Product on which a royalty is paid by Sharp in accordance with Section III.B. This covenant is non-transferable and non-

Tessera Confidential

assignable and shall be rendered unenforceable upon a sale of a controlling interest of Sharp or merger of Sharp into another entity.

B. Exclusions from Covenant from Tessera to Sharp: The covenant set forth in Section II.A. from Tessera to Sharp does not extend to any product that is not a Subject Product.

C. Grant-Back Covenant from Sharp to Tessera: Subject to the terms and conditions set forth in this Agreement, and as consideration for the Settlement Agreement and this Agreement, Sharp hereby covenants not to sue Tessera under Sharp Patents for the manufacture, use, sale, or offer for sale of development prototypes and small volume production (defined as customer orders which in total amongst all Tessera customers are equal to or less than ten thousand packages per month) of Subject Products by Tessera anywhere in the world. Sharp also hereby covenants not to sue any other entity, such as Tessera’s customers, for its use, sale, offer for sale or incorporation into products of such Subject Products manufactured and sold by Tessera. Sharp agrees that all rights under the Sharp Patents are exhausted for all such Subject Products sold prior to the date of this Agreement. This covenant is non-transferable and non-assignable and shall be rendered unenforceable upon a sale of a controlling interest of Tessera or merger of Tessera into another entity.

D. No implied rights. The immunities from suit granted in this Agreement are personal to each of the Parties. Nothing in this Agreement shall be construed to grant to a Party, successors or assigns an implied license or implied immunity from suit under any patent owned by the other party other than for the scope of rights granted in this Section II.

III. Fee and Royalty

A. Fee. Within two weeks of the execution of this Agreement, Sharp shall pay a one time, non-refundable fee of [*] US Dollars (US$[*]).

B. Royalty. Sharp shall pay running royalties for the rights granted in Section II.A. four times annually (as set forth in Section V) to Tessera during the term of this Agreement. Sharp shall pay such royalty in the amount of [*] (US$[*]) per Billable Pin for Subject Products made hereunder on a worldwide basis, whether sold, transferred or used internally. This royalty rate reflects in part the additional consideration paid to Tessera in the Settlement Agreement.

IV. Taxes

Any taxes imposed by the Government of Japan based upon payments from Sharp to Tessera under this Agreement shall be paid in accordance with the United States – Japan Treaty for the Avoidance of Double Taxation. In the event that Sharp is required to withhold the taxes from the payments by Sharp to Tessera hereunder, Sharp shall deduct any such taxes from the royalties due and pay such taxes to the tax authorities in Japan. Sharp shall promptly furnish Tessera with the corresponding tax receipts and/or certificates evidencing payment thereof. Tessera recognizes that the transactions contemplated hereunder may qualify for withholding tax exemption or rebate under

Tessera Confidential

applicable Japanese laws and regulations and Sharp agrees, in good faith, that it will use its best efforts to aid Tessera in obtaining such exemption or rebate, if any.

V. Sharp Reports and Payment

Beginning on the Effective Date of this Agreement, royalties shall be calculated and paid in full for each quarterly payment period ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such royalty payment, Sharp shall deliver a written report (as shown in Attachment A) describing the basis upon and containing the information sufficient to determine the royalties due Tessera for the applicable payment period. All payments under this Section shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: BOFCUS33MPK, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties and submission of such reports from Sharp to Tessera under this Section shall be made within thirty (30) days from the end of each quarterly payment period and shall be considered to be made as of the day on which such payments are received in Tessera’s designated bank account. Tessera will maintain such reports as confidential for a period of five (5) years from the date of first receipt of each such report by Tessera.

VI. Term and Termination

A. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until the expiration of the last to expire of any Tessera Patent relevant for the manufacture, use, sale or offer for sale of Subject Products.

B. Termination for Breach. Tessera may terminate this Agreement if (1) Sharp fails to perform any of its obligations, including without limitation, if Sharp fails to pay royalties for any Subject Product for which Tessera contacts Sharp under this section or fails to provide timely reports as required herein; and (2) Sharp fails to cure any such breach (or mitigate it to Tessera’s satisfaction) within sixty (60) days after receipt of written notice from Tessera. If Sharp does not so cure, then termination of this Agreement will be immediate at the end of the sixty (60) day period. Notwithstanding the foregoing, in the event of a dispute regarding whether a newly designed package is a Subject Product, any such newly designed package shall be considered outside the scope of this Agreement; and such dispute shall not constitute breach of this Agreement by Sharp and Tessera shall have no right to terminate this Agreement as a result of such dispute with respect to other Subject Products for which Sharp continues to pay royalties.

C. Partial License. This Agreement and the rights granted to Sharp herein will only apply to Subject Products for which Sharp pays royalties. Sharp agrees that it has no such rights for any Subject Products for which it fails to pay royalties after notice by Tessera and failure to cure by Sharp (as set forth in section VI.B.), including royalties on Subject Products sold before Tessera’s notice was given to Sharp, regardless of the reason for Sharp’s failure to pay.

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D. Termination at Sharp’s Option. During the month of January, 2004, Sharp may unilaterally terminate this Agreement by giving Tessera sixty (60) days notice of such termination. Every two years subsequent during the term of this Agreement (i.e. 2006, 2008, etc.), Sharp shall have such a unilateral termination right during the month of January of the respective year. Notwithstanding the foregoing, during the months of January, February and March of 2007, Sharp may unilaterally terminate this Agreement by giving Tessera sixty (60) days notice of such termination.

E. Termination for Assignment. In the event that (i) a Party either sells or assigns substantially all of its assets or business to a third party (“Selling Party”) or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such Party (“Purchasing Party”), the Selling Party shall notify the other Party hereto of such sale or assignment of assets or the Purchasing Party’s acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other Party a written confirmation from such Purchasing Party stating that such Purchasing Party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that Sharp is the Selling Party and the Purchasing Party does not agree to fulfill such obligations under this Agreement, Tessera shall reserve a right to terminate this Agreement. In the event Tessera is the Selling Party, the Purchasing Party shall be bound to the terms and obligations of this Agreement.

F. Termination for Bankruptcy. In the event that one Party becomes insolvent or bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other Party shall have the right to terminate this Agreement immediately upon its notice.

G. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

1. Sharp’s obligation to make payments to Tessera accrued under this Agreement on or prior to expiration or termination,

2. Sharp’s obligation to submit written reports for all sales prior to the termination or expiration stipulated in Section V, Sharp Reports and Payment, and to permit the inspection and audit of its account record stipulated in Section VII, Reasonable Audit,

3. Tessera’s obligation to maintain Sharp’s reports confidential pursuant to Section V,

4. Section VI, Term and Termination,

5. Section VIII, No Warranties

6. Section IX, Limitation on Damages,

7. Section X, Confidentiality of Agreement Terms, and

8. Section XI, Miscellaneous.

VII. Reasonable Audit. Upon 60 days written prior notice, Tessera shall have the right to examine and audit through a reputable, independent accounting firm (used by Tessera in the

Tessera Confidential

standard course of doing Tessera’s business accounting) not more frequently than once per year, all records of Sharp that may contain information bearing upon the amount of fees or royalties payable under this Agreement; provided, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any Sharp proprietary information obtained during the course of such audit. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor’s report, Sharp shall make payment to Tessera of the amount found to be payable, if any. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than the amounts as calculated and/or paid by Sharp, in which case Sharp shall bear such expenses.

VIII. No Warranties. Sharp acknowledges and agrees that the rights granted hereunder are provided “AS IS”, with no warranty of any kind.

IX. Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

X. Confidentiality of Agreement Terms

A. Confidential Terms. Tessera and Sharp shall keep the terms of this Agreement and the Settlement Agreement confidential except:

(1) to any court or governmental body or agency compelling or requiring such disclosure; however, any disclosure shall be limited to that information compelled or required by the governmental body or agency and, if possible and appropriate, the disclosing Party will take reasonable actions to obtain a protective order protecting the disclosure;

(2) as may otherwise be required by law or any governmental regulation or requirement, including but not limited to any regulation or requirement of the Securities and Exchange Commission. Tessera shall be allowed to disclose the terms of this Agreement to any third party vendors that it may utilize to prepare information for compliance purposes with this paragraph X(A)(2), so long as such third party vendor agrees to maintain the confidentiality of any such information disclosed by Tessera; or

(3) either Party may disclose information about this Agreement and the related settlement agreement that it believes is necessary in the normal course of its business (e.g., disclosures to accountants, investors, potential inventors, customers, potential customers and the like) and may respond to inquiries with a confirmation of the existence of this Agreement (but not the terms of this Agreement). The Parties will not actively publicize the existence or terms of this Agreement and will take reasonable actions within the limits of the law to ensure that neither the Party, its officers or employees will discuss this Agreement in a manner other than is allowed in this Section X(A).

Tessera Confidential

B. Breach of Confidentiality. If a Party breaches this Section X, the breaching Party shall immediately send a written notification to the other Party describing the circumstances of such breach and use best efforts to mitigate such breach.

C. Prior Confidentiality Terms. This Section X applies only to the matters described herein and does not supersede any prior written agreements between the Parties.

XI. Miscellaneous. The following additional terms shall apply to this Agreement:

A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Any disputes arising under or relating to this Agreement or to the Patents that are within the scope of this Agreement, including disputes as to whether particular products are or are not covered by the Agreement, or are or are not covered by any Tessera Patent, or whether or not any such Tessera Patent is valid or enforceable, shall be litigated in the United States District Court for the Northern District of California or in the United States International Trade Commission. The Parties consent to personal jurisdiction and venue for the litigation of such disputes in the United States District Court for the Northern District of California.

B. No Waiver. Any waiver, express or implied, by either of the Parties hereto of any right hereunder or default by the other Party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

C. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Sharp at the addresses and facsimile numbers set forth below:

Tessera:	Tessera, Inc.
3099 Orchard Dr.
San Jose, California 95134
Facsimile No.: 408-894-0190
Attn.: General Counsel

Sharp:	Sharp Corporation
22-22 Nagaike-cho, Abeno-ku
Osaka 545-8522 Japan
Facsimile No.: 81-6-606-5827
Attn.: General Manager, Licensing Department

Either Party may change its address and/or facsimile number by giving the other Party notice of such new address and/or facsimile number. All notices if given or made by registered or certified

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letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

D. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The Parties shall consult and use their reasonable efforts to agree upon a valid and enforceable provision, which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

E. Prosecution & Abandonment of Patents. Each Party hereto has sole discretion in the prosecution or abandonment of any patent application or patent bearing on the Subject Products under this Agreement, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patents applications and/or abandoning one or more of such patents or patent applications.

F. Assignment. With the exception of Section VI.C (Termination for Assignment), neither Party may assign the rights granted in this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.

G. Export Regulations. Both Parties shall comply with the laws and regulations of the government of the United States and of any other country as relevant to each Party hereto relating to the export of commodities and technical data.

H. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

I. Entire Understanding. This Agreement and its Attachments embody the entire understanding between the Parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the Parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.		SHARP CORPORATION

By:	/s/ CHRISTOPHER M. PICKETT	By:	/s/ YONEDA TERUMASA

Print Name: Christopher M. Pickett		Print Name: Yoneda Terumasa

Title: Senior Vice President, Licensing Business		Title: Corporate Senior Executive Director, IC Business

Date:		Date:

Tessera Confidential

Attachment A

ROYALTY REPORT UNDER AGREEMENT BETWEEN TESSERA AND SHARP

Reporting Period: From                  through

PART NUMBER	NUMBER OF SUBJECT PACKAGES	NUMBER OF BILLABLE PINS	ROYALTY RATE	ROYALTY DUE (US$)

TOTAL ROYALTY REMITTED: US$